EXHIBIT 4.1

AMENDMENT NUMBER TWO TO RIGHTS AGREEMENT
BETWEEN
SIRNA THERAPEUTICS, INC.
AND
AMERICAN STOCK TRANSFER AND TRUST COMPANY

This Amendment Number Two to Rights Agreement (this “Second Amendment”), made as of this 30th day of October, 2006, between Sirna Therapeutics, Inc., a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, a New York banking corporation, as rights agent (the “Rights Agent”), amends the Rights Agreement dated as of November 22, 2000 between the Company and the Rights Agent (as amended to date, the “Rights Agreement”).

RECITALS

A.    Pursuant to the Rights Agreement, the Board of Directors of the Company authorized and declared a dividend distribution of one right (each a “Right” and collectively the “Rights”) for each share of the Common Stock (as defined in the Rights Agreement) of the Company outstanding at the close of business on December 8, 2000 (the “Record Date”), and authorized the issuance of one Right in respect of each share of common stock of the Company issued between the Record Date and the Distribution Date (as such term is defined in Section 3 of the Rights Agreement), each Right representing the right to purchase one one-hundredths of a share of Series AA Preferred Stock of the Company having the rights, powers and preferences set forth in the form of Certificate of Designation attached to the Rights Agreement as Exhibit A, upon the terms and subject to the conditions set forth in the Rights Agreement.

B.    On February 11, 2003, the Company and the Rights Agent entered into an Amendment to Rights Agreement (the “First Amendment”) that amended the Rights Agreement to, among other matters, exempt the Investors (as defined in the First Amendment) from the definition of “Acquiring Person” under the Rights Agreement and to clarify that the announcement, approval, execution or delivery of the Stock Purchase Agreement (as defined in the First Amendment) shall not cause a “Distribution Date” to have occurred under the Rights Agreement.

C.    The Board of Directors of the Company has determined that it is in the best interests of the Company and its stockholders to further amend the Rights Agreement, including all applicable sections, to, among other things, revise the definitions of (i) “Acquiring Person” to exempt Merck & Co., Inc., a Delaware corporation (“Parent”), Spinnaker Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and all of their respective affiliates therefrom, and (ii) “Expiration Date” to mean immediately prior to the Effective Time, as such term is defined in the Agreement and Plan of Merger, dated as of October 30, 2006, by and among the Company, Parent and Merger Sub (the “Merger Agreement”), and to clarify that no “Shares Acquisition Date” or “Distribution Date” will occur solely by reason of the approval, execution or delivery of the Merger Agreement or the Voting Agreements (as defined in the Merger Agreement) or the consummation of the transactions contemplated thereby.

D.    Pursuant to Section 27 of the Rights Agreement, the Board of Directors of the Company has determined that an amendment to the Rights Agreement as set forth herein is necessary and desirable in order to reflect the foregoing, and the Company and the Rights Agent desire to evidence such amendment in writing.

NOW THEREFORE, intending to be legally bound, the Company and the Rights Agent hereby agree that the Rights Agreement is hereby amended as set forth below:

1.    Section 1(a) of the Rights Agreement is amended to add the following sentence at the end thereof:

“Notwithstanding anything in this Rights Agreement to the contrary, none of Parent, Merger Sub, or any of their respective Affiliates or Associates, individually or collectively, shall be deemed to be an Acquiring Person solely as a result of (i) the announcement, approval, execution or delivery of the Merger Agreement or the Voting Agreements or (ii) the consummation of the transactions contemplated by the Merger Agreement or the Voting Agreements.”

2.    The following Section 1(k) is inserted into the Rights Agreement, and all subsequent subsections of Section 1 are renumbered accordingly, and all cross-references to such renumbered subsections are changed to refer to such subsections as if renumbered:

“1(k) “Merger Agreement” shall mean the Agreement and Plan of Merger, dated as of October 30, 2006, by and among Merck & Co., Inc., a Delaware corporation, Spinnaker Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent, and the Company, as it may be amended from time to time. The defined terms “Parent,” “Merger Sub,” “Effective Time” and “Voting Agreements” used herein shall have the meanings ascribed to such terms in the Merger Agreement.”

3.    Section 1(s) (after giving effect to the renumbering caused by this Second Amendment) of the Rights Agreement is hereby amended to add the following sentence at the end thereof:

“Notwithstanding anything in this Rights Agreement to the contrary, a Stock Acquisition Date shall not be deemed to have occurred solely as a result of (i) the announcement, approval, execution or delivery of the Merger Agreement or the Voting Agreements or (ii) the consummation of the transactions contemplated by the Merger Agreement or the Voting Agreements.”

4.    Section 3(a) of the Rights Agreement is amended to add the following sentence at the end thereof:

“Notwithstanding anything in this Rights Agreement to the contrary, a Distribution Date shall not be deemed to have occurred solely as a result of (i) the announcement, approval, execution or delivery of the Merger Agreement or the Voting Agreements or (ii) the consummation of the transactions contemplated by the Merger Agreement or the Voting Agreements.”

5.    The second to last sentence of Section 7(a) of the Rights Agreement is deleted in its entirely and replaced with the following sentence:

“The “Expiration Date,” as used in this Rights Agreement, shall be the earliest of (i) the Final Expiration Date (as defined below), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof, (iii) the time at which the Rights are exchanged as provided in Section 24 hereof or (iv) the time immediately prior to the Effective Time.”

6.    Section 11(b)(ii) of the Rights Agreement is amended to add the following sentence at the end thereof:

“Notwithstanding anything in this Rights Agreement to the contrary, neither (i) the announcement, approval, execution or delivery of the Merger Agreement or the Voting Agreements nor (ii) the consummation of the transactions contemplated by the Merger Agreement or the Voting Agreements shall be deemed to be an event described in Section 11(b)(i) and shall not cause the Rights to be adjusted or exercisable in accordance with Section 11 or 12.”

7.    Section 13(a) of the Rights Agreement is amended to add the following sentence at the end thereof:

“Notwithstanding anything in this Rights Agreement to the contrary, neither (i) the announcement, approval, execution or delivery of the Merger Agreement or the Voting Agreements nor (ii) the consummation of the transactions contemplated by the Merger Agreement or the Voting Agreements shall be deemed to be an event described in this Section 13(a) and shall not cause the Rights to be adjusted or exercisable in accordance with Section 12 or 13.”

8.    Section 13(b)(ii) of the Rights Agreement is amended to add the following at the end thereof:

“Notwithstanding anything in this Rights Agreement to the contrary, none of Parent, Merger Sub, or any of their respective Affiliates or Associates, individually or collectively, shall be deemed to be a Principal Party solely as a result of (i) the announcement, approval, execution or delivery of the Merger Agreement or the Voting Agreements or (ii) the consummation of the transactions contemplated by the Merger Agreement or the Voting Agreements.”

9.    The following Section 15 is inserted into the Rights Agreement, and all subsequent sections are renumbered accordingly, and all cross-references to such renumbered sections are changed to refer to such sections as if renumbered:

“15. TREATMENT OF MERGER AGREEMENT. Notwithstanding anything in this Rights Agreement to the contrary, neither (i) the announcement, approval, execution nor delivery of the Merger Agreement or the Voting Agreements or (ii) the consummation of the transactions contemplated by the Merger Agreement or the Voting Agreements, shall cause a Distribution Date, a Stock Acquisition Date, a Flip-In Event or a Flip-Over Event.”

10.    EFFECTIVENESS. This Second Amendment shall be deemed effective immediately upon execution hereof by the Company and the Rights Agent. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

11.    MISCELLANEOUS. This Second Amendment shall be deemed to be a contract made under the laws of the State of Colorado and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts made and performed entirely within such state. This Second Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument. If any provision, covenant or restriction of this Second Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Second Amendment shall remain in full force and effect and shall in no way be effected, impaired or invalidated. In the event of any conflict or inconsistency between this Second Amendment, on the one hand, and the First Amendment, on the other hand, this Second Amendment shall govern.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment as of the date first set forth above.

SIRNA THERAPEUTICS, INC.	AMERICAN STOCK TRANSFER AND TRUST COMPANY

By: /s/ Howard W. Robin	By: /s/ Wilbert Myles
Name: Howard W. Robin	Name: Wilbert Myles
Title: President and Chief Executive Officer	Title: Vice President